Exhibit 2.1

WAIVER TO THE

BUSINESS COMBINATION AGREEMENT

This WAIVER, dated as of April 5, 2025 (this “Waiver”), to the Business Combination Agreement, dated February 14, 2023 (the “Agreement”), by and among Marblegate Asset Management, LLC, a Delaware limited liability company (“Marblegate”), Marblegate Acquisition Corp., a Delaware corporation (“Acquiror”), Marblegate Capital Corporation, a Delaware corporation (“Newco”), MAC Merger Sub, Inc., a Delaware corporation and a direct wholly-owned Subsidiary of Newco (“Merger Sub”), DePalma Acquisition I LLC, a Delaware limited liability company (“DePalma I”), and DePalma Acquisition II LLC, a Delaware limited liability company (“DePalma II,” and each of DePalma I and DePalma II a “DePalma Company” and together, the “DePalma Companies”). Marblegate, Acquiror, Newco, Merger Sub and the DePalma Companies shall be referred to herein from time to time collectively as the “Parties.” Unless otherwise defined herein, capitalized terms used herein are defined in the Agreement.

WITNESSETH:

WHEREAS, the Parties have entered into the Agreement; and

WHEREAS, the Parties hereto wish to waive certain covenants and closing conditions under the Agreement as set forth in this Waiver.

NOW, THEREFORE, in consideration of the rights and obligations contained herein, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the Parties agree as follows:

1. Waiver: So long as Nasdaq, as of immediately prior to the Effective Time, shall have neither (i) provided its approval of Newco’s initial Listing Application with Nasdaq nor (ii) indicated to any Party or such Party’s respective Affiliates that approval of Newco’s initial Listing Application would be given prior to Acquiror’s liquidation, dissolution and winding up in accordance with the Governing Documents of Acquiror, the Parties hereby irrevocably waive the following conditions to Closing set forth in Section 7.3(d) of the Agreement: that, immediately following the Effective Time (A) Newco shall be in compliance with any applicable initial and continuing listing requirements of Nasdaq; (B) Newco shall not have received any notice of non- compliance therewith that has not been cured or would not be cured; and (C) the Newco Shares included in the Listing Application shall have been approved for listing on Nasdaq. For the avoidance of doubt, in the event that either condition in the foregoing clauses (i) or (ii) is not satisfied as of immediately prior to the Effective Time, then each of the conditions to Closing set forth in Section 7.3(d) of the Agreement shall remain in full force and effect.

2. Parties in Interest. This Waiver shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Waiver, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Waiver.

3. Entire Agreement. This Waiver constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertaking, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof.

4. Counterparts. This Waiver may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

5. Governing Law. This Waiver shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have hereunto caused this Waiver to be duly executed as of the date first set forth above.

MARBLEGATE ASSET MANAGEMENT, LLC

By:	/s/ Andrew Milgram
Name: Andrew Milgram
Title: Managing Partner

MARBLEGATE ACQUISITION CORP.

By:	/s/ Andrew Milgram
Name: Andrew Milgram
Title: Chief Executive Officer

MARBLEGATE CAPITAL CORPORATION

By:	/s/ Andrew Milgram
Name: Andrew Milgram
Title: Chief Executive Officer

MAC MERGER SUB, INC.

By:	/s/ Jeffrey Kravetz
Name: Jeffrey Kravetz
Title: Chief Financial Officer

DEPALMA ACQUISITION I LLC

By:	/s/ Andrew Milgram
Name: Andrew Milgram
Title: President

DEPALMA ACQUISITION II LLC

By:	/s/ Andrew Milgram
Name: Andrew Milgram
Title: President

[Signature Page to Waiver to the Business Combination Agreement]